Comstock Acquires Rockville Multifamily Building, The Reed Joint acquisition further expands CHCI's Institutional Venture Platform RESTON, Va. — March 23, 2026 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the "Company"), a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region, today announced that it has completed the acquisition of The Reed, a 417-unit Class A multifamily property located at 15955 Frederick Road in Rockville, Maryland. The acquisition was completed on behalf of a joint venture between the Company and a third-party Benefit Street Partners-advised institutional fund. Comstock Partners, LC, a privately held affiliate of the Company, co-invested in the joint venture. Two wholly owned subsidiaries of Comstock, CHCI Residential Management and ParkX Management, will provide best-in-class, customer-focused property management services for The Reed. Built in 2015, The Reed is located directly adjacent to the Shady Grove Metro Station and within walking distance to the restaurants, shops, and outdoor spaces in Rockville's bustling King Farm neighborhood. Its floor plans offer everything from cozy 1-bedroom apartments to expansive 3-bedroom layouts, each thoughtfully designed and well-appointed. The property includes a resort-style swimming pool, fitness center with yoga/boxing studio, clubroom, serene outdoor gathering spaces, multiple resident lounges, and a private parking garage. “This investment checks every box for us and we’re thrilled to partner with Comstock on this exceptional asset,” said Brian Buffone, Head of Equity Investments at Benefit Street Partners. “Comstock has a proven track record as a best-in-class operator. We’re excited to expand our relationship and look forward to creating value together.” The acquisition of The Reed expands Comstock’s footprint in the Rockville submarket, where the Company now owns and manages more than 900 apartment units across three transit-oriented, multifamily properties, including BLVD Forty Four and BLVD Ansel. “The Reed is exactly the type of institutional-quality asset we seek as we continue to scale our Institutional Venture Platform,” said Tim Steffan, Chief Operating Officer of Comstock. “This acquisition demonstrates our ability to deploy capital alongside a high-quality, strategic partner to acquire core, core+ and value-add assets. The Metro-adjacent location of The Reed fits perfectly in our transit- oriented portfolio. With our experienced property management teams in place, we see a clear opportunity to elevate the resident experience and drive value for all stakeholders.” NewPoint Real Estate Capital arranged the Freddie Mac financing as well as the equity component for the transaction. About Benefit Street Partners Benefit Street Partners (BSP) is an alternative credit pioneer with $92 billion in assets under management (including Apera). It seeks to deliver attractive, risk-adjusted returns through its deep specialism, long-term relationships and global reach. A wholly owned subsidiary of Franklin Templeton, BSP is focused exclusively on credit. Through its disciplined, solutions-oriented approach, BSP unlocks opportunities across market cycles and geographies. The firm manages strategies spanning private debt, real estate debt, structured credit, and liquid loans. For more information, visit bspcredit.com Exhibit 99.1

About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest-growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. CONTACT: publicrelations@comstock.com